EXHIBIT 23.1


                         Consent of Independent Auditors


The Board of Directors
Xiox Corporation:


We consent to incorporation herein by reference of our report dated February 21, 1997, relating to the consolidated balance sheets of Xiox Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996, annual report on Form 10-KSB of XIOX Corporation.


                                             /S/KPMG Peat Marwick LLP
                                             -----------------------------------



San Jose, California
June 20, 1997